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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration No. 333-36460 of eOn Communications Corporation (the "Company") on Form S-8 of our report dated August 22, 2001, August 28, 2001 as to Note 3 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the discontinued operations of Cortelco Systems Puerto Rico, Inc., the Company's wholly-owned Caribbean / Latin America service and distribution subsidiary) appearing in this Annual Report on Form 10-K of eOn Communications Corporation for the year ended July 31, 2001.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
October 29, 2001